NEUBERGER & BERMAN EQUITY ASSETS PLAN
                            PURSUANT TO RULE 12B-1

                                  SCHEDULE A

              Series                      Fee         Date Made A Party To
                                   (As A Percentage           Plan
                                   of Average Daily
                                      Net Assets)

Neuberger&Berman Focus Assets            0.25%            April 1, 1996

Neuberger&Berman Guardian Assets         0.25%            April 1, 1996

Neuberger&Berman Manhattan Assets        0.25%            April 1, 1996

Neuberger&Berman Millennium Assets       0.25%            October 19, 1998

Neuberger&Berman Partners Assets         0.25%            April 1, 1996